Exhibit 23.1

Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-55404, 333-266420 and 333-235445) and Form S-8 (Nos. 333-83124, 333-142705, 333-203801, 333-207413, 333-224691, 333-237414 and 333-239236) of Occidental Petroleum Corporation of our report dated March 8, 2024, relating to the consolidated financial statements of CrownRock, L.P., which appears in this Form 8-K.

/s/ BDO USA, P.C.

Houston, Texas
July 19, 2024